Exhibit 10.2

WGL HOLDINGS, INC.

AND

WASHINGTON GAS LIGHT COMPANY

DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

(ADOPTED DECEMBER 18, 1985)

(AMENDED NOVEMBER 26, 1986)

(AMENDED NOVEMBER 1, 2000)

WGL HOLDINGS, INC.

AND

WASHINGTON GAS LIGHT COMPANY

DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

(1)  DEFINITIONS

(a)	“Company” means WGL Holdings, Inc. and/or Washington Gas Light Company.

(b)	“Deferral Period” means the period of time over which Participants elect to defer their compensation. Deferral periods for a specific number of years shall begin on January 1 and expire on December 31.

(c)	“Outside Director” means a member of the Board of Directors of the Company who is not an employee of the Company.

(d)	“Participant” means an Outside Director who elects to defer compensation in accordance with the terms of the Plan.

(e)	“Plan” means the Company’s Deferred Compensation Plan for Outside Directors, as adopted December 18, 1985, and as amended from time to time.

(f)	“Plan Year” means any calendar year in which the Plan is in effect. The first Plan Year is the calendar year 1986.

(2)  OBJECTIVE OF THE PLAN

     The objective of the Plan is the provide Outside Directors the opportunity to defer receipt of compensation for their service on the Company’s Board of Directors.

(3)  ELIGIBILITY

     Outside Directors of the Company are eligible to participate in the Plan.

(4)  ELECTION TO PARTICIPATE

     To participate in the Plan for any Plan Year, the Outside Director shall execute a Deferral Application with the Company on a form to be supplied by the Company. Participants will elect to defer annually. The Deferral Application shall be executed on or before December 31 of the year preceding the Plan Year in which compensation is to be deferred (i.e., to defer compensation to be earned in Plan Year 1986, the Deferral Application must be executed by December 31, 1985). The Plan Administrator may execute the Deferral Application on behalf of the Company. An approved application to defer (or to re-defer) cannot be modified or revoked.

(5)  COMPENSATION SUBJECT TO DEFERRAL

     Participants may defer payment of all or a portion of their annual retainer, monthly meeting fees, committee meeting fees and fees for attendance at annual and special stockholder meetings. Deferrals shall be in set percentage increments of 10% (10%, 20%, 30%, etc.). The minimum deferral is 10% of the annual retainer or $1000.00, whichever is less.

(6)  LENGTH OF DEFERRAL PERIOD

     Participants may elect to defer their compensation for a minimum period of four years* or until the occurrence of the Participant’s retirement, as defined in Paragraph (10)(B) of this Plan, or death, whichever occurs first.

(7)  RE-DEFERRALS**

     Prior to the termination of a Deferral Period for a specified period of years, a Participant may apply to re-defer payment amounts previously deferred, including interest accumulated on those amounts. The re-deferral must be of the entire amount originally deferred (including accumulated interest) for a minimum period of four years, or until the occurrence of the Participant’s retirement, as defined in Paragraph (10)(B) of this Plan, or death, whichever occurs first. Application to re-defer must be submitted to and approved by the Plan Administrator no later than June 30 prior to expiration of the Deferral Period.

(8)  DEFERRAL ACCOUNTS; DEFERRAL ACCOUNT BALANCE

     Amounts deferred, including accumulated interest, will be credited to a Deferral Account for each Participant. The total amount credited for a Participant at any particular time is designated the Deferral Account Balance.

(9)  INTEREST ON DEFERRED AMOUNTS

     A Participant’s Deferral Account Balance shall earn interest compounded quarterly. The quarterly interest rate shall be the weekly average yield to maturity for ten year U.S. Government fixed interest rate securities (adjusted to a

*	Effective November 26, 1986, the minimum deferral period is one year.

constant maturity of ten years) as published by the Federal Reserve Board in its Statistical release H.15 published on or prior to December 31 of the immediately preceding year. Notwithstanding this calculation, the rate credited to any deferral account shall not be less than 8% per year.

(10)  METHOD OF PAYMENT

     (A)  Except as provided by Paragraph (10)(C), payment of any Deferral Account Balance will be in the form of ten annual installments. In the alternative, the Participant may apply to receive payment in a lump sum or in fewer than ten annual installments. Application for the alternative payment method must be submitted to and approved by the Plan Administrator prior to any installment payment of a Deferral Account Balance. Payments shall commence within 30 days of the event which triggers payout.

     (B)  At the time the Participant retires from the Company’s Board of Directors, all Deferral Periods will expire. The Participant’s Deferral Account Balance shall be paid to the Participant or to an Alternate Payee in the form specified by Paragraph (10)(A).

     For purposes of this Plan, retirement from the Company’s Board of Directors occurs at the time the Participant ceases for any reason other than death to be an Outside Director of the Company.

**	The provision for referrals is eliminated for amounts deferred after December 31, 1986 (amendment adopted November 26, 1986).

     (C)  If a Participant dies prior to retirement from the Company’s Board of Directors (as defined in Paragraph (10)(B) of this Plan) or if the Participant dies prior to full payment of the Participant’s Deferral Account Balance, then any remaining Account Balance shall be paid to the Participant’s Designated Beneficiary in a lump sum, unless the Participant elected to have the Designated Beneficiary receive payments in installments.

(11)  DESIGNATED BENEFICIARY AND ALTERNATE PAYEE

     Participants under this Plan may provide a Designated Beneficiary to receive benefits payable under the Plan upon the death of the Participant.

     As a matter of convenience to the Participants, the Company will permit Participants to provide for an Alternate Payee to receive payments on retirement of the Participant. Provision for an Alternate Payee shall not confer any rights on the Alternate Payee against the Company under this Plan and shall be effective only upon written acknowledgement of the Alternate Payee that the Alternate Payee has no right against the Company under this Plan. Upon death of either the Participant or the Alternate Payee, the provision for the Alternate Payee automatically expires.

     The Designated Beneficiary or Alternate Payee shall be specified on forms provided by the Company. Participants may revoke or change a Designated Beneficiary and an Alternate Payee at any time.

(12)  HARDSHIP WITHDRAWAL

     A Participant or the Designated Beneficiary may request a lump sum payment or accelerated payments not yet due for distribution under the Plan in the event of hardship, permanent disability or emergency. The Plan Administrator has the sole discretion to determine whether such a withdrawal or accelerated payment shall be permitted.

(13)  PAYMENT RIGHTS UNSECURED

     The terms of this Plan shall not mean, under any circumstance, that any person or entity shall have any right, title or interest in or to any specific asset of the Company. To the extent that any person acquires a right to receive payments under the Plan, that right shall be no greater than the right of any unsecured creditor of the Company.

(14)  NON-ASSIGNMENT

     Rights to receive payment under the Plan may not be assigned, alienated or pledged.

(15)  PLAN ADMINISTRATOR

     The Chairman of the Board of Directors may from time to time designate an Administrator to implement provisions of the Plan.

(16)  AMENDMENT AND TERMINATION

     The Company’s Board of Directors may amend or terminate this Plan at any time. In the event of termination of the Plan, amounts deferred but not yet paid shall be paid to Participants in a manner to be determined by the Board of Directors.

Exhibit 10.3

WGL HOLDINGS, INC.

DIRECTORS’ STOCK
COMPENSATION PLAN

As Adopted on October 25, 1995

As Amended January 1, 1998

As Amended March 1, 1999

As Amended November 1, 2000

WGL HOLDINGS, INC.
DIRECTOR’S STOCK COMPENSATION PLAN

ARTICLE I

DEFINITIONS

     1.01 Affiliate means any “subsidiary” or “parent” corporation of the Company (as such terms are defined in section 424 of the Code).

     1.02 Board means the Board of Directors of the Company.

     1.03 Code means the Internal Revenue Code of 1986, as amended.

     1.04 Common Stock means the common stock of the Company.

     1.05 Company means WGL Holdings, Inc. and includes any predecessor or successor in interest.

     1.06 Date of Award means each January 1 during the term of the Plan.

     1.07 Fair Market Value means, on any given date, the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange or, if the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by the Wall Street Journal.

     1.08 Participant means a member of the Board who satisfies the requirements of Article IV.

     1.09 Plan means the WGL Holdings, Inc. Directors’ Stock Compensation Plan.

ARTICLE II

PURPOSES

     The Plan is intended to assist the Company in promoting a greater identity of interest between the Company’s non-employee directors and its shareholders, and to assist the Company in attracting and retaining non-employee directors by affording Participants an opportunity to share in the future success of the Company.

ARTICLE III

ADMINISTRATION

     The Plan shall be administered by the Human Resources Committee of the Company’s Board of Directors, or such other person or group as the Board of Directors may designate, in a manner that is consistent with the provisions of this Plan. The person or group administering the Plan shall not be liable for any act done in good faith with respect to this Plan. All expenses of administering this Plan shall be borne by the Company and its Affiliates.

ARTICLE IV

ELIGIBILITY

     Each member of the Board who is not an employee of the Company or an Affiliate, and who has not been employed by the Company or one of its Affiliates during the twelve months preceding the Date of Award will participate in the Plan during his or her service on the Board.

ARTICLE V

AWARDS

     Shares of Common Stock will be awarded to each Participant as of each Date of Award. Subject to Article VIII’s limitation on the number of shares of Common Stock which may be issued under the Plan, on each Date of Award each Participant will be awarded 800 shares of common stock.

ARTICLE VI

VESTING OF SHARES

     The shares of Common Stock awarded under the Plan will be immediately vested and nonforfeitable. Subject to the requirements of Article IX, the shares awarded under the Plan may be sold or transferred by the Participant at any time.

ARTICLE VII

SHAREHOLDER RIGHTS

     Participants will have all the rights of shareholders with respect to shares awarded under the Plan. Accordingly, Participants will be entitled to vote the shares and receive dividends.

ARTICLE VIII

SHARES AUTHORIZED

     Up to forty thousand shares of Common Stock may be awarded under the Plan. If the

Company effects one or more stock dividends, stock split-ups, subdivisions, reclassifications, or consolidations of shares, or other similar changes in capitalization after the Plan’s adoption by the Board, the maximum number of shares that may be awarded under the Plan shall be proportionately adjusted.

ARTICLE IX

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

     No Common Stock shall be awarded and no certificates for shares of Common Stock shall be delivered under the Plan except in compliance with all applicable federal and state laws and regulations, any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on the opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock issued under the Plan may bear such legends and statements as the Company may deem advisable to assure compliance with federal and state law and regulations. No Common Stock shall be awarded and no certificates for shares of Common Stock shall be delivered until the Company has obtained such consent or approval as it may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE X

GENERAL PROVISIONS

     10.01 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under the Plan. Any liability of the Company to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     10.02 Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The references to any statute, regulation, or other property of law shall be construed to refer to any amendment to or successor of such provisions of law.

ARTICLE XI

AMENDMENT OF PLAN

     The Board may amend the Plan from time to time. No amendment may become effective until shareholder approval is obtained if such approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Common Stock may be listed, or if the Board in its discretion determines that the obtaining of such shareholder approval is for any reason advisable. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made.

ARTICLE XII

DURATION OF PLAN

     The final award under the Plan will be made as of the Date of Award in 2006. The Board may terminate the Plan sooner by appropriate action. The Plan will terminate automatically, without action by the Board, if there are insufficient shares available to make the awards described in the Plan.

ARTICLE XIII

EFFECTIVE DATE OF PLAN

     The Plan will become effective once it is adopted by the Board and approved by a majority of the votes cast at a duly held shareholders’ meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan. No awards will be made under the Plan prior to approval of the Plan, by the Company’s shareholders.

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